UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2013

Naked Brand Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 – 34346 Manufacturers Way, Abbotsford, BC  V2S 7M1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 877.592.4767

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see the disclosure under Item 2.03 of this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 3, 2013, we issued a promissory note to one lender in the principal amount of $150,000 plus accrued and unpaid interest and any other fees.  The promissory note is payable in full on January 6, 2014, bears a one-time interest charge of 15% or $22,500 and is payable on maturity.  We received the $150,000 on September 6, 2013.

We may repay the promissory note at any time on or before maturity without notice, bonus or penalty.

As additional consideration for entering into the promissory note, we agreed to issue 100,000 shares of our common stock to the lender.

The amounts due under the promissory note are secured by a personal guarantee of a director and officer of our company who has pledged his 967,288 shares of common stock of our company to the lender as security for the guarantee.

Item 3.02  Unregistered Sales of Equity Securities.

On September 3, 3013, we issued the promissory note and on September 10, 2013, we issued the 100,000 shares of our common stock to the lender who is resident in the United States relying on Rule 506 of Regulation D promulgated under the Securities Act of 1933.

We granted piggyback registration rights to the lender whereby we shall include on the with the next registration statement we file with the Securities and Exchange Commission his 100,000 shares.  Failure to do so will result in liquidated damages of 2% of the outstanding principal balance of the promissory note being immediately due and payable to the lender at his election in the form of cash payment or addition to the balance of the promissory note.

Item 8.01  Other Events.

On September 9, 2013, we repaid $166,667 representing payment in full the amount due pursuant to the $500,000 promissory note with JMJ Financial.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Promissory Note dated September 3, 2013
10.2	Guarantee dated September 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By:

/s/ Alex McAulay
Name:  Alex McAulay
Chief Financial Officer and Secretary

Date: September 11, 2013